As filed with the Securities and Exchange Commission on December 30, 2019

Registration No. 333-224462

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-224462

UNDER

THE SECURITIES ACT OF 1933

Presidio, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

47-2398593

(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 2832, New York, NY 10119

(212) 652-5700

(Address of principal executive offices and telephone number, including area code)

Robert Cagnazzi

Chief Executive Officer

One Penn Plaza, Suite 2832

New York, New York 10119

(212) 652-5700

(Name, address and telephone number of agent for service)

With copies to:

Elliot Brecher Senior Vice President and General Counsel Presidio, Inc. One Penn Plaza, Suite 2832 New York, New York 10119 (212) 652-5700	Peter Martelli Joshua N. Korff Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022-4611 (212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the Registration Statement on Form S-3 (File Number 333-224462) filed by Presidio, Inc. (the “Company”), with the U.S. Securities and Exchange Commission on April 26, 2018 (the “Registration Statement”), which registered for sale an unspecified amount of shares of the Company’s Common Stock, par value $0.01 per share (the “common stock”), shares of the Company’s Preferred Stock, par value $0.01 per share (the “preferred stock”), warrants to purchase common stock (the “warrants”), rights to purchase common stock, preferred stock or any combination thereof (the “rights”) and units consisting of common stock, preferred stock, warrants, rights or any combination thereof (the “units” and, collectively with the common stock, preferred stock, rights and units, the “Securities”), and removes from registration all Securities previously registered under the Registration Statement that have not been sold or otherwise issued as of the date of this Amendment.

On December 19, 2019, pursuant to that certain Agreement and Plan of Merger, dated August 14, 2019 (as amended on September 25, 2019), by and among the Company, BCEC – Port Holdings (Delaware), LP, a Delaware limited partnership (“Parent”), and Port Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving company of the Merger, and an indirect wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of funds advised by BC Partners Advisors L.P. (“BC Partners”).

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (“Common Stock”) outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock owned by stockholders of the Company who have not voted in favor of the adoption of the Merger Agreement and have properly exercised appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware and shares of Common Stock held by Parent, Merger Sub, Borrower Sub or any other direct or indirect wholly-owned subsidiary of Parent, shares owned by the Company (including treasury shares) or any of its direct or indirect wholly-owned subsidiaries at the Effective Time) has, at the Effective Time, automatically converted into the right to receive $16.60 in cash, without interest, subject to applicable withholding taxes (the “Merger Consideration”).

As a result of the Merger, the Company is terminating all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Item 17(a)(3) of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration any and all of the securities of the Company registered under the Registration Statement that remain unsold as of the date of this Amendment, and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of December, 2019.

PRESIDIO, INC.

By:	/s/ Elliot Brecher
Name: Elliot Brecher
Title: Senior Vice President and General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.